Exhibit 99.1

IDEAYA Announces Clinical Study Collaboration with Gilead Sciences to Evaluate Trodelvy® and IDE397 Combination in MTAP-Deletion Bladder Cancer

- Entered into Clinical Study Collaboration and Supply Agreement with Gilead to evaluate IDE397, IDEAYA’s MAT2A inhibitor, in combination with sacituzumab-govitecan-hziy (“Trodelvy”) Gilead’s Trop-2 directed ADC, in MTAP-deletion bladder cancer

- Potential first-in-class MAT2A-Trop2 ADC clinical combination targets two distinct, mechanistically complementary, nodes of MTAP-deletion bladder cancer pathway

- MTAP-deletion prevalence in bladder cancer is estimated to be approximately 26%

- IDEAYA will sponsor the clinical trial and Gilead will provide Trodelvy

South San Francisco, CA, December 4, 2023 – IDEAYA Biosciences, Inc. (Nasdaq:IDYA), a precision medicine oncology company committed to the discovery and development of targeted therapeutics, announced it has entered into a clinical study collaboration and supply agreement with Gilead Sciences, Inc. (Gilead) to evaluate the efficacy and safety of IDE397, its investigational, potential first-in-class, small molecule MAT2A inhibitor, in combination with Gilead’s sacituzumab-govitecan-hziy (“Trodelvy”), a Trop-2 directed antibody-drug conjugate (ADC), in a Phase 1 clinical trial.

“We are pleased to collaborate with Gilead to evaluate this potential first-in-class Trop-2 directed ADC and MAT2A clinical combination in MTAP-deletion bladder cancer. MTAP-deletion prevalence in bladder cancer is approximately 26% and this patient population represents a high unmet medical need, as there are no approved therapies for MTAP-deletion bladder cancer,” said Darrin Beaupre, M.D., Ph.D., Chief Medical Officer, IDEAYA Biosciences.

“We are delighted to enter into this clinical collaboration with Gilead that advances our multi-pronged strategy designed to deliver maximal benefit to MTAP-deletion solid tumor patients. We believe the strong mechanistic rationale of this combination, and the monotherapy efficacy observed by both agents in MTAP-deletion bladder cancer, may enable this combination to be differentiated and studied in an earlier-line clinical setting,” said Yujiro Hata, President and Chief Executive Officer, IDEAYA Biosciences.

IDE397 is a potent and selective small molecule inhibitor targeting methionine adenosyltransferase 2a (MAT2A), in patients having solid tumors with methylthioadenosine phosphorylase (MTAP) deletion. The MTAP deletion patient population is estimated to represent approximately 15% of solid tumors, including approximately 19% of squamous NSCLC and 26% of bladder cancer. Sacituzumab govitecan, commercialized under the brand name Trodelvy, is a Trop-2 directed antibody-drug conjugate currently approved in the U.S. for the treatment of HR+/HER2- metastatic breast cancer, metastatic triple-negative breast cancer and metastatic urothelial cancer.

IDEAYA is evaluating IDE397 in an ongoing Phase 1/2 clinical trial. The company has initiated and is actively enrolling patients into monotherapy expansion in squamous NSCLC and bladder cancer and collaborating with Amgen in a Phase 1 combination study with AMG 193, Amgen’s MTA-Cooperative PRMT5 inhibitor.

Exhibit 99.1

Under the clinical study collaboration and supply agreement, Gilead will provide drug supply to IDEAYA, which will be the sponsor of the Phase 1 clinical combination trial. IDEAYA and Gilead each retain all commercial rights to their respective compounds, including as monotherapy or as combination therapies.

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About IDEAYA Biosciences

IDEAYA is a precision medicine oncology company committed to the discovery and development of targeted therapeutics for patient populations selected using molecular diagnostics. IDEAYA’s approach integrates capabilities in identifying and validating translational biomarkers with drug discovery to select patient populations most likely to benefit from its targeted therapies. IDEAYA is applying its research and drug discovery capabilities to synthetic lethality – which represents an emerging class of precision medicine targets.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related (i) the prevalence of MTAP-deletion and (ii) the potential therapeutic benefits of the combination of IDE397 and Trodelvy. IDEAYA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of IDEAYA in general, see IDEAYA’s recent Quarterly Report on Form 10-Q filed on November 7, 2023 and any current and periodic reports filed with the U.S. Securities and Exchange Commission.

Investor and Media Contact

IDEAYA Biosciences
Andres Ruiz Briseno

SVP, Head of Finance and Investor Relations
investor@ideayabio.com